QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.15

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE SHERIDAN PRESS, INC.

        The Sheridan Press, Inc., a Maryland corporation (the "Corporation"), having its principal place of business in Hunt Valley, Maryland hereby amends and restates its Articles of Incorporation, as amended (the "Charter"), to read in its entirety as follows:

        FIRST:    I, J.M. Dryden Hall, Jr., whose post office address is 6510 Falls Road, Baltimore, Maryland 21209, being at least eighteen (18) years of age, hereby forms a corporation under and by virtue of the Maryland General Corporation Law of the State of Maryland (hereinafter, the "MGCL").

        SECOND:    The name of the corporation (which is hereinafter called the "Corporation") is:

          THE SHERIDAN PRESS, INC.

        THIRD:    The purposes for which the Corporation is formed are:

          (1)   To purchase, lease, hire or otherwise acquire and to sell, dispose of, lease, convey, encumber and mortgage real, personal and intangible property, of every kind and description; and

          (2)   To do anything permitted by Section 2-103 of the MGCL, as amended from time to time.

        FOURTH:    The post office address of the principal office of the Corporation in this state is 11311 McCormick Road, Ste. 260, Hunt Valley, Maryland 21031-1437. The name and post office address of the Resident Agent in this State are John A. Saxton, 11311 McCormick Road, Ste. 260, Hunt Valley, Maryland 21031-1437. Said Resident Agent is an individual actually residing in this State.

        FIFTH:    The total number of shares of stock which the Corporation has the authority to issue is 25,000,000 shares of common stock, par value $.01 per share. The aggregate par value of all shares of stock of all classes that the Corporation has authority to issue is $1.00.

        SIXTH:    The Corporation shall have four (4) directors or such other number of directors as is required by Section 2-402 of the MGCL or as otherwise may be provided in accordance with the Bylaws of the Corporation. The current directors of the Corporation are:

John A. Saxton J.M. Dryden Hall, Jr. Robert M. Jakobe Joan B. Weisman

        SEVENTH:    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders.

          (1)   The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

          (2)   The Board of Directors may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

        The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the MGCL now or hereafter in force.

          (3)   The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to the same rights as an objecting stockholder in the case of a consolidation, merger, share exchange, or transfer of all, or substantially all of the assets of the Corporation.

        EIGHTH:    Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

        NINTH:    The liability of the Corporation's directors and officers to the Corporation and its stockholders shall be limited to the fullest extent permitted by Section 2-405.2 of the MGCL, as amended from time to time. The Corporation shall indemnity any director and/or officer made a party to any proceeding by reason of service in such capacity to the fullest extent permitted by Section 2-418 of the MGCL, as amended from time to time.

        TENTH:    The Amendment and Restatement of the Articles of Incorporation of The Sheridan Press, Inc. shall be effective as of the close of business on the date these Articles are filed with and accepted by the State of Maryland Department of Assessments and Taxation.

        This Amendment and Restatement of the Charter of the Corporation was submitted to and unanimously approved first, by all of the directors of the Corporation acting informally pursuant to Section 2-408(c) of the MGCL, and second, by the sole stockholder of the Corporation acting informally pursuant to Section 2-505 of the MGCL.

        IN WITNESS WHEREOF, this Amendment and Restatement of the Charter of the Corporation has been duly authorized, acknowledged and executed by John A. Saxton, the Chief Executive Officer of the Corporation, as his act and deed on behalf of the Corporation, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this acknowledgement is made under the penalty of perjury as of this 23rd of June, 2004.

THE SHERIDAN PRESS, INC.
By:	/s/ JOHN A. SAXTON John A. Saxton Chief Executive Officer
ATTEST:
By:	/s/ ROBERT M. JAKOBE Robert M. Jakobe Treasurer

Consent to Serve as Resident Agent
(Section 1-208(a) of the MGCL)

By:	/s/ JOHN A. SAXTON John A. Saxton

QuickLinks

  Exhibit 3.15
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE SHERIDAN PRESS, INC.